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                                                                 EXHIBIT 23.2


                           INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Great Lakes Aviation, Ltd.

We consent to incorporation by reference in the registration statement No. 33-90926 on Form S-8 of our report dated March 23, 1999 relating to the consolidated balance sheets of Great Lakes Aviation, Ltd. and subsidiary as of December 31, 1998 and 1997, the related statements of operations, stockholders equity, and cash flows for each of the years then ended and the financial statement schedule, which reports appear in the December 31, 1998 Form 10-K of Great Lakes Aviation, Ltd.

Our report dated March 23, 1999, contains an explanatory paragraph that states that the Company has incurred significant losses in two of the last three years and as a result has suffered from insufficient liquidity to pay its obligations as they come due. Additionally, several of the Company's major operating and debt agreements have either expired or will expire in the near future. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                       /s/ KPMG Peat Marwick LLP
                                       KPMG Peat Marwick LLP


Des Moines, Iowa
March 30, 1999